Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

CanArgo Increases Interest in Norio

September 30, 2004 – Guernsey, British Isles, — CanArgo Energy Corporation (OSE: CNR, Amex: CNR) (“CanArgo”) today announced it had increased its interest in CanArgo Norio Limited (“CNL”), by buying out the remaining minority shareholders who held a 25% interest in that company. CNL will now become a wholly owned subsidiary of CanArgo. CanArgo has issued 6 million restricted common shares in connection with this transaction.

CNL currently holds interests in two production sharing contracts in Georgia; the Norio (Block XIC) and North Kumisi Production Sharing Agreement (“Norio PSA”) and the Block XIG and XIH Production Sharing Contract (“Tbilisi PSC”). A subsidiary of the Georgian State Oil Company (“Georgian Oil”) is currently farming in to the Norio PSA, through a contribution to the Norio MK72 well, and following completion of this farm-in CNL will hold 85% of the contractor’s interest in the Norio PSA. CNL currently holds 100% of the contractor’s interest in the Tbilisi PSC.

The effect of the acquisition of the minority shareholding in CNL will be to increase CanArgo’s interest in the Norio PSA from 63.75% to 85%, and in the Tbilisi PSC from 75% to 100%.

The Norio PSA covers the Norio and North Kumisi blocks, an exploration area of approximately (1,542 km2) 378,523 acres within the Kura Basin in East Georgia, adjacent to our Ninotsminda and Samgori Fields. The primary target in the Norio PSA area is the Middle Eocene fractured volcanoclastic reservoir. This is a prolific hydrocarbon producing reservoir as demonstrated by the Samgori, Patardzeuli, South Dome and Ninotsminda oil fields which lie immediately to the south and east of the Norio PSA area and which together are reported to have produced some 200 million barrels of oil to date. The Norio PSA area represents a potential continuation of the same petroleum system to the north of these producing fields. Regional geological analysis predicts an improvement in reservoir quality and thickness over the Norio area and in this part of the Kura Basin the Middle Eocene sequence is anticipated to be over 800 metres (2,625 feet) thick. Other reservoirs that have produced oil in the area include sandstones in the Upper Eocene, Oligocene and Sarmatian sequences.

The Tbilisi PSC includes two blocks covering an area of approximately (485 km2) 119,843 acres adjacent to the Norio, Block XIII and West Rustavi areas. CanArgo views these blocks as having good exploration potential, being close to productive acreage and exploration wells drilled in Soviet times which had hydrocarbon shows. The Norio and Tbilisi contracts have the most favourable commercial terms of any of CanArgo’s production sharing contracts in Georgia.

CanArgo is currently drilling the MK72 well on the Norio PSA area. The primary objective of this well is a large structural prospect mapped at Middle Eocene level which is analogous to the nearby Samgori Field. The well is currently cased at a depth of 4,520 metres (14,830 feet), having encountered oil bearing sands in the Oligocene formation which is a secondary objective for the well. Electric logs run over the Oligocene sequence indicate over 100 metres (330 feet) of net pay sands with porosities in the range of 15 to 20%. From the oil shows while drilling and log analysis, these sands appear to be oil bearing. It is planned to test the Oligocene sands once the well has reached total depth. Data obtained from the vertical seismic profile recently run in the well indicates that there is a seismic reflector some 300 metres (984 feet) below the current depth of the well which may be the primary target. It is planned to recommence drilling activities within the next two months, with a planned total depth of 5,100 metres (16,733 feet).

The MK72 well is currently being primarily funded by Georgian Oil as part of a farm-in to the Norio PSA, under which Georgian Oil will pay up to US$2 million to deepen the well to gain a 15% interest in the contractor share of the Norio PSA. In addition Georgian Oil have an option, exercisable for a limited period after completion of the well, to increase its interest to 50% of the contractor share of the Norio PSA on payment to CNL of US$6.5 million. As CNL is now a wholly owned subsidiary of CanArgo, CanArgo will be entitled to all of this payment in the event that the option is exercised.

Dr David Robson, President and CEO of CanArgo commented, “I am very pleased that we have successfully negotiated an increase in our interest in Norio as we are about to recommence activity on the block. This is a large exploration area with good oil and gas potential. We have mapped several significant prospects at different stratigraphic levels within the area and have now encountered a potential oil zone in the MK72 well. Evidence from this well indicates that the primary objective is relatively close to our current depth. I look forward to the recommencement of drilling activities and to the results of the well.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CanArgo Energy Corporation,
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com